                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 2)

                                AEROCENTURY CORP.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   007737-10-9
                                 (CUSIP Number)

                                December 31, 2002
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule to which this Schedule is filed:

[X]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act(however, see the Notes).

CUSIP NUMBER 007737-10-9

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         PAL-BRO PARTNERS, LLC
         06-1264005

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)

         (b)      X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER

                  O (ON 1/01/02)            0 (1/02/02 AND THEREAFTER)

         6.       SHARED VOTING POWER

                  (See Item 4)

         7.       SOLE DISPOSITIVE POWER

                  0

         8.       SHARED DISPOSITIVE POWER

                  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         142,400 (ON 1/01/02)               0 (1/02/02 AND THEREAFTER)

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

11.      PERCENT OF THE CLASS REPRESENTED BY AMOUNT IN ROW 9

         11.28% (ON 1/01/02)                0 (1/02/02 AND THEREAFTER)

12.      TYPE OF REPORTING PERSON: HC

CUSIP NUMBER 007737-10-9

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         HBH SPECIALISTS LLC
         13-4162280

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)

         (b)      X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER

                  0

         6.       SHARED VOTING POWER

                  (See Item 4)

         7.       SOLE DISPOSITIVE POWER

                  0

         8.       SHARED DISPOSITIVE POWER

                  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (ON 1/01/02)                     142,400 (1/02/02 AND THEREAFTER)

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

11.      PERCENT OF THE CLASS REPRESENTED BY AMOUNT IN ROW 9

         0% (ON 1/01/02)                    11.28% (1/02/02 AND THEREAFTER)

12.      TYPE OF REPORTING PERSON: BD

CUSIP NUMBER 007737-10-9

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         BEAR HUNTER HOLDINGS LLC
         13-4094425

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)

         (b)      X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER

                  0

         6.       SHARED VOTING POWER

                  (See Item 4)

         7.       SOLE DISPOSITIVE POWER

                  0

         8.       SHARED DISPOSITIVE POWER

                  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

11.      PERCENT OF THE CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12.      TYPE OF REPORTING PERSON: HC

CUSIP NUMBER 007737-10-9

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         BEAR WAGNER SPECIALISTS LLC
         13-4094426

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)

         (b)      X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER

                  0

         6.       SHARED VOTING POWER

                  (See Item 4)

         7.       SOLE DISPOSITIVE POWER

                  0

         8.       SHARED DISPOSITIVE POWER

                  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

11.      PERCENT OF THE CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12.      TYPE OF REPORTING PERSON: HC; BD

CUSIP NUMBER 007737-10-9

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         ESTATE OF EMERIC HARVEY

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)

         (b)      X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER

                  0

         6.       SHARED VOTING POWER

                  (See Item 4)

         7.       SOLE DISPOSITIVE POWER

                  0

         8.       SHARED DISPOSITIVE POWER

                  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

11.      PERCENT OF THE CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12.      TYPE OF REPORTING PERSON: 00

CUSIP NUMBER 007737-10-9

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         HARVEY, JENNIFER L.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


         (a)

         (b)      X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER

                  0

         6.       SHARED VOTING POWER

                  (See Item 4)

         7.       SOLE DISPOSITIVE POWER

                  0

         8.       SHARED DISPOSITIVE POWER

                  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

11.      PERCENT OF THE CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12.      TYPE OF REPORTING PERSON: IN

CUSIP NUMBER 007737-10-9

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         HYY SPECIALISTS LLC
         13-3917560

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)

         (b)      X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER

                  0

         6.       SHARED VOTING POWER

                  (See Item 4)

         7.       SOLE DISPOSITIVE POWER

                  0

         8.       SHARED DISPOSITIVE POWER

                  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         0

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

11.      PERCENT OF THE CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12.      TYPE OF REPORTING PERSON:  BD; HC

CUSIP NUMBER 007737-10-9

Item 1.

(a)      Name of Issuer: AEROCENTURY CORP.

(b)      Address of Issuer's Principal Executive Offices:

                  1440 Chapin Avenue, Suite 310
                  Burllingame, CA 94019
Item 2.

(a)      Name of Persons Filing:

         (i)      PAL-BRO PARTNERS, LLC
         (ii)     HBH SPECIALISTS LLC
         (iii)    BEAR HUNTER HOLDINGS LLC
         (iv)     BEAR WAGNER SPECIALISTS LLC
         (v)      HARVEY, ESTATE OF EMERIC
         (vi)     HARVEY, JENNIFER L.
         (vii)    HYY SPECIALISTS LLC

(b)      Address of Principal Business Office:

         (i):

         Two Rector Street, 16th Floor
         New York, NY  10006

         (ii), (iii) and (iv):

         40 WALL STREET - 42ND FLOOR
         NEW YORK, NEW YORK 10005

         (v), (vi) and (vii):

         39 BROADWAY, 32nd FLOOR
         NEW YORK, NEW YORK 10004

(c)      Place of Organization or Citizenship:

         (i)      New York
         (ii)     New York
         (iii)    Delaware
         (iv)     Delaware
         (v)      USA
         (vi)     New York
         (vii)    New York

(d)      Title of Class of Securities:

         Common Stock

(e)      CUSIP NUMBER:

         0007737-10-9

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b) [ ]    Bank as defined in section 3(a)(6) of the Act (15
                    U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e) [ ]    An investment adviser in accordance with Sections 240.13d-1
                    (b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Sections 240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Sections 240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [X]    Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership

This Amendment No. 2 is filed pursuant to Section 240.13d-2(b) of the Securities and Exchange Act of 1934. The statement on this amended Schedule 13G relates to an aggregate total of 142,400 shares of the outstanding common shares of the issuer, Aerocentury Corp., beneficially owned as of December 31, 2002, representing 11.28% of the class (the "Shares").

On January 30, 1999, PAL-BRO PARTNERS, LLC ("Pal-Bro"), a registered broker-dealer and American Stock Exchange, Inc.

specialist member organization, acquired a position in the Shares in excess of 5% of the issuer's outstanding common shares in the normal course of its duty to maintain a fair and orderly market as the designated specialist in the common stock of Aerocentury Corp.

On January 2, 2002, Pal-Bro transferred its entire specialist business, including the Shares, to a subsidiary in which Pal-Bro has a minority interest, HBH Specialists LLC ("HBH"). HBH acquired the Shares as Pal-Bro's successor-in-interest to Pal-Bro's specialist security positions. Subsequent to the transfer, Pal-Bro ceased engaging in business as a broker-dealer.

All persons other than HBH identified on this Schedule 13G,represent, as of January 2, 2002, a parent holding company or a control person of HBH in accordance with 17 CFR 240.13d-1(b)(1)(ii)(G)(collectively, the "Control Persons"). Parent holding companies that do not have voting or dispositive power over the Shares pursuant to agreement are not identified herein.

Only Pal-Bro, and its successor-in-interest, HBH, have held the Shares since their acquisition. Some or all of the Control Persons of HBH who are identified in this Schedule may have shared or share with HBH the power to vote, direct the vote, dispose, or direct the disposition of, the Shares, during some or all of the reporting period.

Pal-Bro, HBH and the Control Persons (which includes Pal-Bro effective on January 2, 2002) are of the view that they are not acting as a "group" for purposes of Section 13(d) or 13(g) under the 1934 Act and that they are not otherwise required to attribute to each other the "beneficial ownership" of the Shares held by Pal-Bro, and then by HBH as Pal-Bro's successor-in-interest.

Neither Pal-Bro's nor HBH's position in the Shares has changed by 5% or more from the position held by Pal-Bro on January 30, 1999. Neither HBH nor Pal-Bro has made a Section 16(b) filing under the Securities & Exchange Act pursuant to the exemption set forth in Section 16(d).

(a)   Amount Beneficially Owned:

      142,400 shares as of December 31, 2002

(b)   Percent of Class:

      11.28%

(c)   Number of shares as to which each person has:

      (i)   sole power to vote or to direct the vote: 0

      (ii)  shared power to vote or to direct the vote: 142,400

      (iii) sole power to dispose or to direct the disposition of:

       (iv) shared power to dispose or to direct the disposition of:

                   142,400

Item 5.  Ownership of five percent or less of a class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of more than five percent on behalf of another person.

         Not applicable.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company.

         Not applicable.

Item 8:  Identification and Classification of Members of the Group.

         See response to Item 4 above. Type of reporting person is disclosed in response to Item 12 of the Cover Page for each such reporting person.

Item 9:  Notice of Dissolution of Group

         Not Applicable.

Item 10: Certification. The following certification shall be included if the statement is filed pursuant to Section240.13d-1(b):

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2003

                                            PAL-BRO PARTNERS LLC

                                            By: /s/ Joseph Palmeri
                                                --------------------------------
                                                Joseph Palmeri
                                                Member-Manager


                                            HBH SPECIALISTS LLC

                                            By: /s/ Joseph Palmeri
                                                --------------------------------

                                               Name:  Joseph Palmeri
                                               Title: Chief Executive Officer


                                            BEAR HUNTER HOLDINGS LLC

                                            By: /s/ Michael Winchell
                                                --------------------------------
                                                Name:   Michael Winchell
                                                Title:  Managing Member


                                            BEAR WAGNER SPECIALISTS LLC

                                            By: /s/ Michael Winchell
                                               ---------------------------------
                                                Name:   Michael Winchell
                                                Title:  Chief Operations Officer


                                            ESTATE OF EMERIC HARVEY

                                            By: /s/ Jennifer L. Harvey
                                               ---------------------------------
                                                Jennifer L. Harvey
                                                Personal Representative

                                             /s/ Jennifer L. Harvey
                                            ------------------------------------
                                            JENNIFER L. HARVEY

                                            HYY SPECIALISTS LLC

                                            By: /s/ Jennifer L. Harvey
                                               --------------------------------
                                                Jennifer L. Harvey
                                                Authorized Representative